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                                                                      EXHIBIT 12

                     GATX RAIL CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                                                 THREE MONTHS ENDED
                                                                                      MARCH 31
                                                                    ---------------------------------------------
                                                                         2001                          2000
                                                                    ----------------              ---------------
Earnings available for fixed charges:
    Income from continuing operations                                   $  4.7                       $  21.8
    Add (deduct):
        Income taxes                                                       3.9                          12.5
        Share of affiliates' earnings, net of
             distributions received                                        (.9)                         (1.1)
        Interest on indebtedness and
             amortization of debt discount
             and expense                                                   7.3                          16.3
        Portion of rents representative of interest
             factor (deemed to be one-third)                              11.8                           9.8
                                                                       -------                       -------
    Total earnings available for fixed charges                         $  26.8                       $  59.3
                                                                       =======                       =======

Fixed Charges:
      Interest on indebtedness and
          amortization of debt discount
          and expense                                                  $   7.3                       $  16.3
      Capitalized interest                                                 -                             -
      Portion of rents representative of interest
          factor (deemed to be one-third)                                 11.8                           9.8
                                                                       -------                       -------
    Total fixed charges                                                $  19.1                       $  26.1
                                                                       =======                       =======

Ratio of earnings to fixed charges (a)                                   1.40x                         2.27x



(a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.




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